                      AMENDED AND RESTATED SUPPLY AGREEMENT


         THIS AGREEMENT is entered into and made effective as of the 13th day of July, 1999, by and between ROCHE DIAGNOSTICS CORPORATION, an Indiana corporation, having a principal place of business at 9115 Hague Road, Indianapolis, Indiana 46250, ("Roche Diagnostics"), and SPECTRX, INC., a Delaware corporation, 6025A Unity Drive, Norcross Georgia, 30071 ("SpectRx").

WITNESSETH:

         WHEREAS, SpectRx and Boehringer Mannheim Corporation, n/k/a Roche Diagnostics Corporation, entered into a Supply Agreement dated January 5, 1996 (the "1996 Supply Agreement") to provide for certain agreements related to the purchase and sale of a non-invasive diabetes screening instrument then under development by SpectRx for Roche Diagnostics pursuant to a Development and License Agreement between such parties dated December 2, 1994 (the "1994 Development Agreement");

         WHEREAS, the parties wish to amend and restate the 1996 Supply Agreement in respect of the non-invasive diabetes screening instrument developed to date, which amended and restated agreement will supersede the 1996 Supply Agreement;

         WHEREAS, contemporaneously herewith, the parties have amended and restated the 1994 Development Agreement (such amended and restated agreement being referred to as "Development Agreement";

         NOW THEREFORE, in consideration of these premises and of the mutual covenants contained herein, the parties agree as follows:

1.0      DEFINITIONS

1.1 "Affiliates(s)" shall mean, with respect to either party, any corporation, partnership or other business entity that now or in the future controls, is controlled by, or is under common control with, such party. "Control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting interest in, or a fifty-percent (50%) or more interest in the income of, such corporation or other business entity. Not withstanding the foregoing, Genentech, Inc., shall not be deemed an Affiliate of Roche Diagnostics.

1.2 "Manufacturing Documentation" shall mean specifications, drawings and manufacturing instructions which enable SpectRx or a third party to manufacture the Instrument including, but not limited to, software, all software source codes in printout or magnetic media form, software assembly, linkage and validation protocols and software validation results, manufacturing specifications for the Instrument, (service and training information and a set of quality control parameters suitable for use in acceptance testing of the Instrument), as well as all preliminary or working drafts of all such materials, and documentation developed by SpectRx in order to produce such materials.

1.3 "Instrument" shall mean the instrument as described in the Specification.

1.4 "Specification" shall mean the "System Specification Document, Magnum Diabetes Screening Instrument, Project 227" attached hereto and incorporated by reference as Exhibit A.

2.0      SUPPLY SERVICES

2.1 During the term of this Agreement, SpectRx shall manufacture and sell the Instrument to Roche Diagnostics and Affiliates for worldwide marketing and selling at prices established by the parties pursuant to
         Section 3.1. SpectRx shall sell the Instrument exclusively to Roche Diagnostics for so long as the Marketing License provided for in the Development Agreement remains exclusive. Nothing in this Agreement shall prevent Roche Diagnostics during the term of this Agreement from manufacturing or having manufactured, marketing, selling, or otherwise supplying other non-invasive devices on a worldwide basis.

2.2 During the term of this Agreement, SpectRx covenants and agrees (a) to provide an adequate and timely supply of the Instrument to Roche Diagnostics in accordance with purchase orders issued by Roche Diagnostics, subject to the terms and conditions contained in this Agreement, (b) to follow the most current and pertinent Federal Food and Drug Administration guidelines to the extent applicable, and be in compliance in all material respects with Quality System Regulations as found in 21 CFR ss. 820, and (c) to employ reasonably sound cost management practices. SpectRx further agrees to make available to Roche for purchase, spare parts and or replacement / repair parts for a period of not less than seven [7] years from end of market sales by Roche. Notwithstanding the foregoing, SpectRx shall have no obligation to make available spare and or replacement parts if the Manufacturing License has been issued to Roche Diagnostics and for as long as it remains in effect.

2.3 In order to facilitate SpectRx planning of production, and to assist SpectRx in making certain decisions relative to inventory of long lead items, Roche shall submit to SpectRx a non-binding estimate of its requirements of Instruments monthly covering a forward period of not less than twelve 12 months, beginning six months after the signing of this agreement. Upon receipt of Roche's estimate, if SpectRx determines that it has insufficient capacity to meet the quantities stated in the estimate, it shall notify Roche within fifteen (15) days of the date of receipt of Roche's estimate that such condition exists, and present recommendations regarding capacity changes to meet Roche's estimate. In the event this Agreement is terminated (other than a termination by Roche Diagnostics pursuant to Section 9.2), Roche shall be responsible for reasonable quantities of components purchased, or reasonably committed to be purchased by SpectRx, at lead-time in accordance with the non-binding estimate. In the event of such termination SpectRx shall use commercially reasonable efforts to return the components while minimizing any cost associated with the activity. Roche Diagnostics will buy from SpectRx any components which are unable to be returned pursuant to the preceding sentence, and pay any restocking charges that have been approved in writing by Roche Diagnostics, such approval shall not be unreasonably withheld.

2.4 The first purchase order issued under this Agreement will cover the first three (3) months of supply. Subsequently, Roche shall issue purchase orders, containing specific instructions concerning quantity, delivery schedule, invoicing, etc., from time to time for the supply of Instruments based on a manufacturing lead-time [purchase order receipt to delivery of Instruments] of ninety (90) calendar days.

2.5 SpectRx warrants to Roche that it has or will have a minimum installed equipment manufacturing capacity to produce one hundred and twenty-five
         (125) Instruments per month (based on a single shift) at Product Launch (as defined in the Development Agreement). SpectRx will maintain installed equipment manufacturing capacity (based on the number of shifts that are currently staffed) of at least thirty percent (30%) above the six (6) month average (adjusted monthly) order rate, which shall be calculated by adding the forward six (6) months of purchase order and estimated requirements and dividing the sum by six (6).


2.6 SpectRx shall not make any change to the Instrument or the manufacture thereof that may affect the form, fit, function, reliability, or appearance of the Instrument without the prior written consent of Roche which shall not be unreasonably withheld.

2.7 Delivery of Instruments shall be made F.O.B. SpectRx's Norcross, Georgia facility.

2.8 The Instruments shall be supplied and labeled in accordance with Roche Diagnostics-approved packaging specifications. Roche Diagnostics shall prepare the artwork necessary for printing the labels and instruction manual and shall deliver such artwork to SpectRx at mutually agreed upon time intervals prior to the scheduled delivery from SpectRx of the first shipment of Instruments ordered by Roche Diagnostics. Roche Diagnostics agrees to reasonably recognize SpectRx's efforts with respect to producing the Instrument by placing on the Instrument verbiage such as: Co-developed and manufactured by SpectRx Inc. for Roche Diagnostics as shown in Exhibit G.

3.0       PRICE

3.1 The purchase price to Roche Diagnostics for the Instruments shall be established based on the pricing formula and pricing caps set forth in Exhibit B.

3.2 SpectRx, as long as it is the manufacturer of the Instrument, and then successor manufacturers, whether they be Roche Diagnostics or other parties arranged for by Roche Diagnostics pursuant to the Manufacturing License provided for in the Development Agreement, will pay to GTRC ("Georgia Tech Research Corporation") the royalty fee provided for in the GTRC License (as those terms are defined in the Development Agreement).

3.3 Terms of payment shall be net thirty (30) days, except that during the first year after Product Launch (as defined in the Development Agreement) Roche Diagnostics shall forward payment within ten (10) days of receipt of Instruments and corresponding invoice.

4.0      CERTAIN PAYMENTS RE: PARTS AND TOOLING

4.1 To assist SpectRx in its initial purchase of long-lead time component parts for the Instruments, Roche Diagnostics, coincident with, and upon the same day as, the execution and delivery of this Agreement, shall pay to SpectRx, by wire transfer of immediately available funds to a bank account designated by SpectRx, the sums indicated on Exhibit C attached hereto, and SpectRx will employ such sums to purchase the component parts for the Instruments listed on such exhibit. Roche Diagnostics will be repaid for this advance on the first (1st) anniversary of the date of Product Launch (as that term is defined in the Development Agreement).

4.2 Roche Diagnostics will, coincident with, and upon the same day as, the execution and delivery of this Agreement, pay to SpectRx, by wire transfer of immediately available funds to a bank account designated by SpectRx[ * ]to compensate SpectRx in part for the purchase of certain tooling identified on Exhibit D attached hereto, which property shall be deemed jointly owned by Roche Diagnostics and SpectRx (with Roche Diagnostics owning an undivided interest therein equal to a quotient, the numerator equaling [ * ] and the denominator equaling the total acquisition costs incurred by SpectRx in purchasing such tooling, and with SpectRx owning the remaining undivided interest therein), but such tooling shall remain in the possession of SpectRx unless and until the Manufacturing License is issued pursuant to Section 10 hereof. All other tooling and equipment necessary to manufacture the Instruments will be purchased by and be the property of SpectRx, unless and until conveyed to Roche Diagnostics pursuant to Section 10 hereof.

5.0      INSPECTION AND QUALITY CONTROL

5.1 Each shipment of Instruments to Roche Diagnostics shall be accompanied by a certificate of analysis from SpectRx indicating that each Instrument, identified by its serial number, contained in the shipment has passed the quality control parameters developed from the Specification by SpectRx, set forth in SpectRx

         (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         document BMC3-00151-QA attached as Exhibit H ("Quality Data"), which may be amended from time to time through the SpectRx document control system and approved in writing by Roche Diagnostics. Said Quality Data shall become part to the Manufacturing Documentation. Roche Diagnostics reserves the right at such frequency that Roche Diagnostics feels appropriate and upon providing SpectRx with reasonable notice, to visit SpectRx's facility, or other third party manufacturer of the Instrument, for the purpose of confirming that SpectRx's quality system and process is in conformance to agreed upon parameters.

5.2 SpectRx shall ship Instruments to Roche customers upon written instructions from Roche. The price for storage and handling of said Instruments at SpectRx shall be negotiated by the parties prior to first shipment of units to Roche Diagnostics. SpectRx shall perform one hundred percent (100%) final inspection to verify performance and appearance in accordance with the parameters and attributes set forth in the Quality Data. Upon shipment the certificate of analysis and the one hundred percent (100%) test data shall be forwarded to Roche Diagnostics.


5.3 SpectRx shall keep complete reproducible records of all data pertaining to SpectRx's performance under this Agreement and as it relates to individual Instruments for the life of the Instrument. Furthermore, SpectRx shall retain all device master records and device history records pertaining to the manufacture of the Instrument. This data shall include traceability of critical components and subassemblies, as determined by SpectRx and agreed to in writing by Roche Diagnostics. Roche Diagnostics agrees to implement its current warranty card tracking system for the Instruments sold by Roche Diagnostics pursuant to this Agreement.

6.0      WARRANTIES AND INDEMNIFICATION

6.1 SpectRx warrants to Roche Diagnostics that all Instruments to be supplied hereunder will upon shipment meet the agreed upon Specification, will be free from defects in materials and workmanship, and will be properly packed and labeled according to the Specification; provided, however, in respect of defects in materials and workmanship, and in respect of packaging and labeling, should a matter be covered by the Specification, the Specification will control. This warranty shall apply for a period of twenty-four (24) months after the date of shipment by SpectRx, or twelve (12) months from date of delivery to the end user, whichever occurs first. SpectRx shall satisfy this warranty requirement by repairing or replacing, at no charge to Roche Diagnostics at such time, each defective Instrument that is returned to it prior to the expiration of the warranty period. SpectRx shall not be liable for loss or damages arising out of misuse of the Instrument by Roche Diagnostics, its agents or customers. Such repair or replacement will be done in accordance with Instrument Service/Loaner

         Procedure as set forth in Exhibit F attached hereto, which may be amended from time to time upon written request by SpectRx and approval by Roche Diagnostics which approval shall not be unreasonably withheld.

6.2 SpectRx warrants that the Instrument annualized field failure rate based on instruments returned to SpectRx whose performance is found to be non conforming to the Specifications other than due to misuse or abuse for Instruments delivered to Roche Diagnostics in a given month ("Failure Rate") will be less than 30% during the first year after Product Launch (as defined in the Development Agreement) and less than 15% after the end of the second year after Product Launch. SpectRx will make all commercially reasonable efforts to reduce the Failure Rate, at SpectRx's expense, to the lowest practical level. SpectRx will conduct a failure analysis on all field failures as required by the U.S. Food and Drug Administration ("FDA") regulations, with respect to defective Instruments that are returned under Section 6.1 hereof by end users. Root causes of such defects will be determined where possible, and commercially reasonable corrective actions will be taken on the Instrument design and/or manufacturing process as appropriate. SpectRx will track failure rates and failure modes in respect of such Instruments, and provide at least quarterly reports of such findings, trends and corrective action programs as to same to Roche Diagnostics. Provided SpectRx uses such efforts and otherwise complies with the covenants set forth in this Section 6.2, the breach of the warranty set forth in the first sentence of this section 6.2 will not constitute a breach for purposes of Section 9.2 hereof or otherwise. For any monthly period where the Failure Rate limit is exceeded, the minimum annual volume requirements as stated in Section (1) of Exhibit B of the Development and License Agreement will be reduced by the number of defective Instruments returned from said monthly period in excess of the Failure Rate limit. Nothing in this Section 6.2 shall affect SpectRx's obligations under Sections 6.1,6.3,6.4,6.5, or 6.7.


6.3 With respect to any instruments manufactured by SpectRx, SpectRx shall be liable for and shall indemnify, defend and hold Roche Diagnostics harmless against any and all claims, suits, proceedings, recoveries, and damages, including but not limited to costs and expenses of total or partial Instrument recall, whether initiated voluntarily by Roche Diagnostics or at the direction of the FDA (collectively "Recall Claims") arising out of, based on, or caused by defects in material or workmanship or failure of the Instrument to conform to the Specification, although in no event will SpectRx's aggregate liability in respect to all Recall Claims exceed [ * ]. Such recall, if initiated by Roche Diagnostics, shall be based on the reasonable belief by Roche Diagnostics that if no such recall action is taken at such time, the FDA would reasonably be expected to initiate such recall action. In no event shall (i) SpectRx be liable for or be required to indemnify Roche Diagnostics for or hold it harmless from any claims arising in whole or in part from or based on, or caused by defects or deficiencies in any features of the Instrument designed by Roche Diagnostics or its Affiliates, any component of the Instrument designed by Roche Diagnostics or the literature supplied by Roche Diagnostics for use with the Instrument, or claims made by Roche Diagnostics or its agents,
         (ii) SpectRx be liable to Roche Diagnostics or any person for any loss or damage to the extent caused by any misuse of the Instrument or reliance upon the Instrument in respect of the issuance of any medical opinion, (iii) SpectRx be liable to Roche Diagnostics or any person for any implied warranties for merchantability or fitness for a particular purpose or any express warranties. Roche Diagnostics agrees to incorporate in its documentation to its customers that its warranty for product liability will not exceed the repair or replacement of the Instrument or the return of the price thereof. SpectRx shall promptly notify Roche Diagnostics of any situation which may affect a decision to recall the Instrument, however, Roche Diagnostics shall have the final authority to institute a voluntary recall, which authority shall not be exercised unreasonably. Notwithstanding the foregoing, in no event shall either party be liable to the other party or any other person for any incidental or consequential damages pursuant to this
         Section 6.3 or any other provision of this Agreement or otherwise arising from or in any way connected with the purchase or use of the Instrument.

6.4 SpectRx shall indemnify, defend and hold Roche Diagnostics harmless from any and all claims, demands, actions and causes of action against Roche Diagnostics in connection with any and all injuries, damages or liabilities of any kind whatsoever directly or indirectly attributed to manufacture of the Instrument or component deficiencies or defects, or failure of the Instrument to conform to the Specification, although in no event shall SpectRx's liability in respect of the foregoing indemnity as to any single occurrence exceed [ * ], or in the aggregate for all Instruments, exceed [ * ]. This indemnification obligation shall include, without limiting the generality of the foregoing reasonable attorney's fees, and other costs or expenses incurred in connection with the defense or settlement of any and all such claims, demands, actions or causes of actions.

6.5 As of the date hereof, SpectRx warrants and represents to Roche Diagnostics that SpectRx has no actual knowledge of any infringement of the existing patent or other intellectual property rights of any other party which would be caused by the manufacturing, offering for sale, sale or use of the Instruments. SpectRx will indemnify and hold Roche Diagnostics harmless from and against any claims, actions or demands (including, without limitation, attorney's fees, interest and penalties) based upon the alleged infringement by the manufacture, offering for sale, sale, or use of the Instrument of any patent or other intellectual property rights now or hereafter existing, provided, and notwithstanding anything stated herein to the contrary, SpectRx's liability pursuant to this Section 6.5 shall in no event exceed
         [ * ] in aggregate. If any such claim, action or demand based upon intellectual property infringement is made against Roche Diagnostics, SpectRx shall promptly initiate commercially reasonable efforts to the extent necessary:

         (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                  a) secure permission, with Roche Diagnostics consent, which will not be unreasonably denied, to continue the manufacture and supply of Instruments to Roche Diagnostics, with one-half of any royalties payable for any such Instrument supplied to Roche Diagnostics added (without adjustment for margin corresponding thereto) to the price of the Instrument, and also such amount, on the same dollar-for-dollar basis shall be added to the Unadjusted Maximum Price as set forth in Exhibit B attached hereto applicable thereto, or

                  b) provide an Instrument which is non-infringing yet still meets the agreed upon Roche Diagnostics requirement as contained in this Agreement.



         Roche Diagnostics will not file an infringement claim against the SpectRx licensed device based on existing or in licensed intellectual property, so long as Roche has the marketing rights.

6.6 Roche Diagnostics will indemnify and hold SpectRx harmless from any and all claims, demands, actions or causes of action against SpectRx, in connection with any and all injuries, losses damages or liability of any kind whatsoever directly or indirectly attributed to features of the Instrument designed according to Roche Diagnostic's or its Affiliates' instructions or directions or any omission or misstatement in the literature supplied by Roche Diagnostics for use with the Instrument. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney's fees and other costs or expenses incurred in connection with the defense or settlement of any such claim, demand, actions, or causes of action. Notwithstanding the foregoing, in no event shall Roche Diagnostics be liable to SpectRx or any other person for any incidental or consequential damages arising from or in any way connected with the purchase or use of product.

6.7 Roche Diagnostics and SpectRx agree in conjunction with their obligations under this Agreement to avoid knowingly designing and/or developing any item that infringes any patent of a third party. If either party becomes aware of an issue relating to patent infringement during the course of performing hereunder, it will promptly notify the other party.

6.8 If Roche Diagnostics licenses third party intellectual property in order to make, use, offer for sale and sell Instruments and any other things supplied by SpectRx under this Agreement, then the price paid to SpectRx for such Instruments and other things shall be reduced by one half of the amount paid to the third party for such license.

7.0      CONFIDENTIALITY

7.1 All information identified as confidential according to the procedure set out in paragraph 5.1 of the Development Agreement and received by one party from the other shall be subject to the obligations of confidentiality provided for in the amended and restated Development Agreement.

7.2 Upon any termination or expiration of this Agreement, the parties agree that the receiving party shall promptly return all confidential information to the transmitting party, except for one copy thereof that shall be kept in a limited access file by the receiving party and used only for monitoring its obligations hereunder. In the event of a loss of any item containing such confidential information, the party claiming said loss will promptly notify the other party in writing.

8.0      EMPLOYEES

8.1 Personnel assigned by SpectRx to perform services under this Agreement will be employees or contractors of SpectRx and will not for any purpose be considered employees or agents of Roche Diagnostics. SpectRx assumes full responsibility for the actions of such personnel while performing services hereunder and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers compensation, disability benefits and the like.

8.2 Personnel assigned by Roche Diagnostics to perform services under this Agreement will be employees or contractors of Roche Diagnostics and will not for any purpose be considered employees or agents of SpectRx. Roche Diagnostics assumes full responsibility for the actions of such personnel while performing services under this agreement as well as promotion, distribution and any sales activities with respect to the Instrument and Roche Diagnostics shall be solely responsible for their daily supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers compensation, disability benefits and the like.

9.0      TERM AND TERMINATION

9.1 Unless terminated pursuant to the terms hereof, the term of this Agreement shall be coincident with the term of the Development Agreement. The parties agree that in the event of termination of this Agreement, all confidential information, documents, materials, tools, etc. which are the property of either party shall be promptly returned to such party.

9.2 Either party may terminate this Agreement by written notice to the other in the event (i) the other party materially breaches this Agreement and does not cure


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

         such breach with thirty (30) days of written demand for cure; or (ii) by written notice upon the liquidation or bankruptcy of, or an assignment for the benefit of creditors of, or a declaration of insolvency by, the other party. Termination of this Agreement by SpectRx pursuant to this Section 9.2 shall constitute a termination of the Development Agreement and the Marketing License granted thereunder. In the event of termination by SpectRx pursuant to this Section 9.2, Roche Diagnostics shall have no further rights to the Device or the Know-How (as defined in the License Agreement in Sections 1.2 and 1.3, respectively), the Marketing License shall terminate and the Manufacturing License (if then granted) shall terminate, and all sums paid or payable shall remain the property of SpectRx and shall not be refundable, and to the extent accrued but unpaid any such sums owed to SpectRx shall thereupon be immediately due and payable. Termination of this Agreement by Roche Diagnostics pursuant to this Section 9.2 shall not constitute a termination of the Development Agreement nor the Marketing License granted thereunder. In the event of termination of this Agreement by Roche Diagnostics pursuant to this Section, Roche Diagnostics shall be deemed to have acquired the Manufacturing License described in the Development Agreement effective upon such termination, and provisions of Section 10 of this Agreement shall survive such termination.

10.0     PROVISIONS GOVERNING MANUFACTURING LICENSE

10.1 In the event Roche Diagnostics obtains the Manufacturing License in accordance with the terms and conditions set forth below or pursuant to
         Section 9.2, Roche Diagnostics shall have full, complete and unrestricted access to the Manufacturing Documentation. SpectRx agrees to provide all reasonable resources, as provided for in Section 10.2 hereof, to render Roche Diagnostics fully qualified in all respects to supply Instruments with the same specifications, and manufacturing criteria and under the same regulatory and quality standards as if manufactured by SpectRx. Roche Diagnostics will receive from SpectRx a maximum of five hundred (500) hours of training at no cost and Roche Diagnostics will supply reasonably competent manufacturing and technical personnel who will be trained by SpectRx to support production of the Instrument.

10.2 The Manufacturing License shall issue only after the occurrence of a "Material Failure" (as defined below) by SpectRx to timely deliver Instruments purchased pursuant to Purchase Orders. "Material Failure" constitutes the failure by SpectRx to deliver upon or before the requested delivery dates therefor as specified in Purchase Orders: a) at least fifty percent (50%) of the Instruments that meet the Specification therefor (other than in immaterial respects) requested to be delivered within the first six (6) months of production, b) or at least seventy five (75%) of the Instruments that meet the Specification therefor requested to be delivered within the second six (6) months of production (the first twelve months of production beginning with the manufacture of the "period Two Instruments" (as


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

         defined in Exhibit B to the Agreement) being the "Initial Manufacturing Period") after the Initial Manufacturing Period and c) at least ninety (90%) of the instruments that meet the specification therefor requested to be delivered after the Initial Manufacturing Period. For purposes of the foregoing, Instruments delivered on or prior to the requested delivery date therefor which are thereafter replaced or corrected on a timely basis pursuant to and in accordance with the provisions of
         Section 6.1 hereof shall be deemed to have been timely delivered in accordance with applicable Specification. Notwithstanding the foregoing, a Material Failure will not be deemed to have occurred by reason of the failure of SpectRx to deliver Instruments in quantities in any month during any six (6) month period in excess of the manufacturing capacity so stated in Section 2.5 hereof. Upon the occurrence of a Material Failure, should Roche Diagnostics give SpectRx written notice specifying such failure in reasonable detail, and should SpectRx not cure such Material Failure, within ninety (90) days of receipt of such notice, then upon a further written notice from Roche Diagnostics, and effective as of a date indicated therein, the Manufacturing License shall take effect and be deemed issued. Upon such issuance, SpectRx shall cooperate with Roche Diagnostics in a transition of manufacturing of the Instruments to Roche Diagnostics, the tooling and equipment then used in the manufacture of the Instruments shall be conveyed by SpectRx to Roche Diagnostics with Roche Diagnostics reimbursing SpectRx for its acquisition costs therefor (giving credit for the sum previously paid SpectRx by Roche Diagnostics pursuant to Section 4.2 hereof to the extent the tooling set forth on Exhibit D is transferred to Roche Diagnostics), and component parts and materials on hand or committed to be purchased by SpectRx be sold to Roche Diagnostics by SpectRx at SpectRx's cost. Subsequent to the issuance of the Manufacturing License, but no sooner than one (1) year from the issuance of the Manufacturing License, manufacturing of the Instruments may revert to SpectRx upon a demonstration in reasonable detail by SpectRx of its ability to resume manufacturing in conformance with the provisions of this Agreement accommodating Roche Diagnostics' volume requirements as to the Instruments and meeting the Specification, contingent upon full reimbursement by SpectRx to Roche Diagnostics of all reasonable costs and expenses associated with the issuance of the manufacturing license and subsequent commencement of manufacturing by Roche Diagnostics or a third party chosen by Roche Diagnostics. Should SpectRx make the showing necessary to cause the manufacturing to revert to SpectRx, Roche Diagnostics shall cooperate with SpectRx in the transition of manufacturing of the Instruments to SpectRx, the tooling and equipment then used in the manufacture of the Instruments shall be conveyed by Roche Diagnostics to SpectRx with SpectRx reimbursing Roche Diagnostics for its acquisition costs therefor (not including the sum paid SpectRx by Roche Diagnostics pursuant to Section 4.2 hereof to the extent the tooling set forth in Exhibit D is transferred to SpectRx, with ownership of such tooling to be maintained as set forth in Section 4.2 hereof), component parts and materials on hand sold to SpectRx by Roche Diagnostics at its cost, and the provisions of this Agreement providing for the purchase and supply of Instruments shall be deemed re-instituted and shall govern the parties accordingly. A "Material Failure" shall not include the inability of SpectRx to supply Instruments, which is the result of component supply interruptions which are caused without negligence on the part of SpectRx.


11.0     GENERAL PROVISIONS

11.1 The rights and obligations of Articles 6 (WARRANTIES), and 11 (GENERAL PROVISIONS) shall survive any termination of this Agreement and shall bind the parties and their legal representatives, successors and assigns. Neither party may assign this Agreement (except to an Affiliate) without the consent of the other, which consent shall not be unreasonably withheld.

11.2 SpectRx and Roche Diagnostics shall do all things necessary to comply with all applicable Federal, State and local laws, regulations and ordinances, including but not limited to the Regulations of the United States Department of Commerce relating to the export of Technical Data, insofar as they relate to the services to be performed under this Agreement. SpectRx shall obtain any required government documents and approvals in the event of SpectRx export of Instruments manufactured for Roche Diagnostics Affiliates hereunder and for any technical data disclosed to SpectRx by Roche Diagnostics. SpectRx will not be the exporter of record for exports to Roche Diagnostic's customers. SpectRx will provide documentation that its facility and manufacturing process complies with FDA published guidelines and upon request by Roche Diagnostics demonstrate compliance.

11.3 Each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure and such excuse shall continue as long as the condition constituting such force majeure continues, plus fifteen (15) days after the termination of such condition. For purposes of this Agreement, force majeure is defined as follows: Causes beyond the control of SpectRx or Roche Diagnostics including, without limitation, regulations, laws or acts of any government, delays by exporting agency, destruction of production facilities or material by fire, or failure of public utilities or common carriers or embargo.

11.4 This Agreement, its appendices and the Development embody the entire understanding and agreement among the parties and supersede all previous negotiations, representations, writings and agreements, written or oral, with respect to the development and sale of the Instrument. This Agreement shall in no way preclude SpectRx or Roche Diagnostics (or any of their Affiliates) from entering into any agreements in the future which are not specifically limited or precluded hereunder.

11.5 All notices, demands and communications provided for in this Agreement shall be in writing and shall be deemed effective by a party upon hand delivery or when mailed, postage prepaid, by registered or certified mail, to the other party or its copy designee at the respective addresses listed below, unless and until such address is changed by giving written notice thereof in like manner.

                           To Roche Diagnostics: Roche Diagnostics Corporation
                                                 9115 Hague Road
                                                 Indianapolis, IN 46250

                                                 Attn:    Purchasing Manager

                                                 With copy to Legal Department
                                                 at same address

                           To SpectRx:           SpectRx, Inc.
                                                 6025A Unity Drive
                                                 Norcross, Georgia 30071

                                                 Attn:    President

11.6      Dispute Resolution

11.6.1 The parties shall attempt in good faith to resolve any dispute arising out of or relating to this agreement promptly by negotiations between representatives who have authority to settle the controversy. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within thirty days after delivery of such notice, representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty days of the disputing party's notice, or if the parties fail to meet within thirty days, either party may initiate mediation of the controversy or claim as provided in subparagraph (b) of this Section, unless the matter is governed by subparagraph (c) of this Section. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

11.6.2 If the dispute has not been resolved by negotiation and unless the dispute is concerning the matters described in and governed by subparagraph (c) below, then the parties shall endeavor to settle the dispute by mediation, non-binding arbitration, or other appropriate means for a period of at least sixty days before resorting to litigation. The procedures specified in this Section 10.6 must be followed before either party may seek judicial relief; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section
          10.6. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 10.6 are pending, and the parties shall take such action, if any, required to effectuate such tolling.

11.6.3 Any dispute regarding the issuance of the Manufacturing License, and in particular the occurrence of any of the conditions listed in
          Section 10.2 hereof or in any way relating to the construction or interpretation of the rights or obligations of the parties thereunder or in respect thereof, which is not resolved through consultation as provided in subsection (11.6.1) of this Section, shall be resolved by an arbitration proceeding conducted in accordance with the following:

                  (i) The arbitration proceeding shall be governed by the rules of the American Arbitration Association ("AAA"), and shall take place in Atlanta, Georgia;

                  (ii) The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

                  (iii) There shall be one (1) arbitrator who shall be selected in accordance with the procedures of AAA;

                  (iv) The parties shall agree in advance as to the manner in which the arbitrator shall promptly hear witnesses and arguments, review documents and otherwise conduct the arbitration proceedings. Both parties shall receive notice of the subject of the arbitration and the arbitration shall not be binding on the parties with respect to any matters not specified in such notice. Should the parties fail to reach an agreement as to the conduct of such proceedings, the arbitrator shall formulate his own procedural rules and promptly commence the arbitration proceedings;

                  (v) The arbitration proceedings shall be conducted as expeditiously as possible with due consideration for the complexity of the dispute in question. The arbitrator shall issue its decision in writing (with findings of fact and conclusions of law) within twenty (20) days from the hearing of final arguments by the parties;

                  (vi) The arbitration award shall be given in writing and shall be final and binding on the parties with respect to the subject matter identified in the notice called for by subsection (c)(iv) of this Section, and not subject to any appeal and shall deal with the question of costs of arbitration;

                  (vii) Judgment upon the award may be entered in any court having jurisdiction or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be;

                  (viii) The parties shall not submit a dispute subject to this subsection (b) of this Section to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this subsection (b) of this Section or to enforce the award of the arbitration panel, and if court proceedings to stay litigation or compel arbitration under the Federal Arbitration Act (Title 9, U.S.C.) or similar state or foreign legislation are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees which are reasonably and actually incurred by the other party;

                  (ix) The parties shall keep confidential the arbitration proceedings and the terms of any arbitration award, except as may be otherwise required by law.

11.7 In the case of conflict between the general terms and conditions of a Roche Diagnostics issued purchase order, or of an SpectRx acceptance of a Roche Diagnostics purchase order, and this Agreement, the terms and conditions of this Agreement shall take precedence unless otherwise agreed in writing by the parties.

11.8 SpectRx shall make its records and facilities involved in the performance of this Agreement available to Roche Diagnostics personnel at reasonable and mutually convenient times during normal business hours for audit purposes and shall take any reasonable actions required by Roche Diagnostics to facilitate such audit.

11.9 SpectRx shall not utilize the exterior design (including the mechanical design and the industrial design) of the Instrument for any other purpose (device, application, etc.) without the prior written consent of Roche Diagnostics. Roche Diagnostics acknowledges that SpectRx is under no restriction for the use of the design of the interior of the Instrument in any area outside of that licensed exclusively to Roche Diagnostics.

11.10 No modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding or effective unless in writing and signed by duly authorized representative of each of the parties.

11.11 SpectRx agrees that, during the term of the Agreement, it will not enter into any agreement to develop or manufacture a non-invasive diabetes-screening instrument using the same or similar technology as employed in the Instrument other than with Roche Diagnostics or its Affiliate(s).

11.12 Further, SpectRx represents and warrants that it is under no obligation, nor will It assume any obligation, which would in any way interfere with or be inconsistent with or present a conflict or interest with the services to be furnished by SpectRx under this Agreement.

11.13 This Agreement shall be construed according to the laws of the State of Georgia. Venue for any litigation under this Agreement shall be state court, Gwinnett County, Georgia.

11.14 Within twenty-four (24) hours of becoming aware of an inspection of its facilities by the Federal Food and Drug Administration (FDA), SpectRx shall notify Roche Diagnostics in writing of such inspection.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

SPECTRX, INC.


By:
   --------------------------------

Title:
      -----------------------------


ROCHE DIAGNOSTICS CORPORATION


By:
   --------------------------------

Title:
      -----------------------------

Exhibit A

Specification:

System Specification Document, Magnum Diabetes Screening Instrument, Project 227, dated 4/5/99.

                                      [*]




(*) CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit B

Purchase Price

SpectRx to provide revised proposal

For discussion
purposes only


                                   Exhibit B

                                 Purchase Price


1. The initial Instrument purchase prices shall be governed by the Volume Based Production Cost Summary (attached hereto as Exhibit B-1) during the period from initial product shipments until (i) Product Launch has occurred as defined in
Section 1.5 of the Development Agreement, (ii) the forecast from Roche Diagnostics per Section 2.3 of the Supply Agreement equals or exceeds [*] Instruments, and (iii) purchase orders issued by Roche Diagnostics for the first [*] months of said forecast equals or exceeds [*] Instruments (the month during which the latest to occur of (i), (ii), or (iii) above being referred to herein as the "First Volume Pricing Month"). Instruments governed by this
Section 1 are collectively referred to as "Period One Instruments".

2. The purchase price for the [*] Instruments beyond the Period One Instruments purchased pursuant to this Supply Agreement shall be [*] per Instrument. Such [*] Instruments are collectively referred to herein as the "Period Two Instruments". The price set forth hereinabove for the Period Two Instruments shall be adjusted in the same manner and same times as the adjustments to the Unadjusted Maximum Prices as provided in, and using the formulae set forth in, subparagraphs (i) and (ii) of Section 4 hereof.


(*) CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

3. For all other Instruments delivered during or prior to the [*] month succeeding the First Volume Pricing Month (i.e., other than Period Two Instruments) and subject to the adjustments provided for in Section 6 hereof, the price for such Instruments shall be computed and invoiced by SpectRx using the Transfer Price Formula (as defined in Section 5 below) based on costs constituting SpectRx's then current variable "run rate," measured over a reasonable prior period, for each of the cost components comprising the Transfer Price Formula (which will approximate SpectRx's actual costs relating to such Instruments but may vary slightly due to timing). Notwithstanding the foregoing, in no event shall the price for such Instruments exceed the Maximum Price therefor, if any (as defined in Section 4 below). In computing the "run rate" for its costs, SpectRx may in good faith make adjustments thereto to take into account anticipated increases or decreases in such costs. When requested by Roche Diagnostics, SpectRx will provide Roche Diagnostics with reasonable documentation supporting its calculations, and promptly respond to further reasonable inquiries by Roche Diagnostics for same. Instruments governed by this Section 3 are collectively referred to as "Period Three Instruments".

4.     The maximum price for the Period Three Instruments shall be as follows:
       (a) [*] per Instrument for the first [*] Period Three Instruments and for all further Period Three Instruments, if any, in excess of such [*] Instruments required to be delivered (or held for

(*) CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

     delivery) prior to the end of the [*] month succeeding the First Volume Pricing Month;

(b) [*] for the next [*] Period Three Instruments beyond the Instruments described in subsection (a) and for all further Instruments, if any, in excess of such [*] Instruments required to be delivered (or held for delivery) during the [*] period succeeding the [*] period described in subsection (a); and

(c) [*] for further Period Three Instruments beyond the Instruments described in subsection (b).

The prices set forth above in subsections (a), (b) and (c) are referred to herein as the "Unadjusted Maximum Prices" and are subject to the following adjustments:

     (i) Commencing at the end of the [*] month succeeding the month of delivery of the first Instruments ordered by Roche Diagnostics pursuant to Section 2.4 of this Supply Agreement (such month being referred to herein as the "First Month"), the Unadjusted Maximum Prices shall be increased or decreased to give effect to any increase or decrease in the unit price for the [*] to be used in the Instrument as follows: The Unadjusted Maximum Price for any Instrument (or in respect of any lot of Instruments) shall be (i) increased by a number equal to a quotient, the numerator of which is the excess of the cost of the [*] installed in such Instrument (or in respect of any lot

(*) CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

          of Instruments, the average cost of the [*] installed in such lot of Instruments) over [*] per [*], and the denominator is [*]; and (ii) decreased by a number equal to a quotient, the numerator is the excess of [*] per [*] over such cost and the denominator is [*].

     (ii) The Unadjusted Maximum Prices shall be adjusted for the [*] month period commencing at the end of the [*] month succeeding the First Month, and for each successive [*] period, on a proportionate basis, for changes in the [*] as such index changes during the prior [*] months.

     The price as determined by applying the foregoing adjustments to the applicable Unadjusted Maximum Price is referred to herein as the "Maximum Price."

5. The Transfer Price Formula shall determine price as to Instruments, subject to adjustment as provided for in the immediately succeeding paragraph, on a per Instrument basis by adding (a) the sum of (i) material costs, (ii) direct assembly labor, (iii) packaging and labeling costs, (iv) cost of instruction manuals, (v) depreciation and amortization, and (vi) factory overhead attributable thereto, in each case using standard cost accounting measures; (b) an amount equal to such total under subsection (a), divided by [*], and then multiplied by [*] (so as

(*) CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

     to represent a [*] margin in respect thereto); and (c) Georgia Tech Research Corporation royalties.

6. The purchase price as computed pursuant to the Transfer Price Formula shall be subject to increase to add a further component in respect of improvement in costs, over current estimated costs, as follows: As costs are improved (after giving effect to costs required to implement cost improvement) so as to result in a price as calculated pursuant to the Transfer Price Formula which is lower than the Maximum Price therefor (or if there is no applicable Maximum Price, lower than the Maximum Price set forth in Section 4(c) hereof), then [*] of the purchase price impact of such cost improvement shall be added to the purchase price, although in no event shall the purchase price exceed the Maximum Price therefor, if applicable. The Maximum Prices referenced in the preceding sentence refer to the prices after giving effect to the adjustments thereto provided for in subparagraphs (i) and (ii) of Section 4 hereof.

7.   After the [*] month succeeding the First Volume Pricing Month,

           (a) There shall no longer be a Maximum Price and the purchase price for Instruments to be delivered thereafter shall be calculated using the Transfer Price Formula.

           (b)   If the purchase price as so calculated pursuant to subsection
                 (a) above is less than or equal to the Maximum Price in effect immediately prior to the end of the [*] period identified

(*) CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

     above multiplied by [*] of such Maximum Price, then the purchase price as so calculated shall be the purchase price.

(c) If the condition described in subsection (b) above is not met (i.e., the price is greater than the [*] benchmark), then the parties will meet, and, taking into account all relevant considerations, including the margins enjoyed by the parties during the term of the Supply Agreement to date, shall negotiate in good faith the purchase price for Instruments to be delivered subsequent to such 36th month. If the parties are unable to agree as to price, the matter will be referred to arbitration for resolution in accordance with the provisions of Section 11.6(c) of the Supply Agreement. The arbitrator shall be required to appoint a special master, with business experience concerning medical devices deemed relevant by the arbitrator, to assist and advise the arbitrator with the determination of the purchase price for the Instruments.

(*) CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

                   MAGNUM VOLUME-BASED PRODUCTION COST SUMMARY
                                    [TABLE]

                                      [*]


[*] CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit C

Long-lead Time Component Parts

SpectRx to provide list

                                      [*]




Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Exhibit D

Certain Tooling



                     PLASTIC PARTS TOOLING LIST


     SPECTRX PART
        NO.              PART DESCRIPTION                 ESTIMATED COST
     -----------         ----------------                 --------------
     3001336               Case, Front                         [ * ]

     3001319               Case, Rear                          [ * ]

     3001321               Case, Left                          [ * ]

     3001320               Case, Right                         [ * ]

     3001462               Case, Front Insert                  [ * ]

                           FAMILY TOOL                         [ * ]
     3001398               Pod Base
     3001399               Pod Upper

                           FAMILY TOOL                         [ * ]
     3001428               Door, PCMCIA
     3001463               Connector Block
     3001402               Pod Feet

                           FAMILY TOOL                         [ * ]
     3001333               Fixation Cover
     3001332               Base, Fixation Target
     3001461               Shutter

                           FAMILY TOOL                         [ * ]
     3001330               Button, Sensor
      300147               Base, Chin Rest
     3001349               Chin Rest

                                         TOTAL                 [ * ]




         (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Exhibit E

Patent Evaluation

SpectRx to provide list



                                      [*]


     (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Exhibit F

SERVICE COMMITMENT:

         SpectRx, Inc. will provide a loaner diabetes screening instrument to the customer in the event of an Instrument failure during the first year warranty period, or during the warranty extension period. The customer's instrument will be returned to a SpectRx authorized service center for repair. Loaner instruments will be supplied by, and shall remain the property of SpectRx, for the following markets:
         United States, Canada, and the European communities.

PROCESS:

I.       ROCHE DIAGNOSTICS CORPORATION

         The initial one year warranty will commence on the date of installation as indicated on the installation report returned to the distributor or Roche Diagnostics. Roche Diagnostics will provide "First Line" telephone customer support in the United States, Canada, and the European community. SpectRx will supply a "First Line" troubleshooting guide, and train the Roche Diagnostics customer support personnel in it's use. This guide will be utilized for failure determination prior to requesting a loaner instrument be sent to the customer site under the loaner/warranty exchange program. Roche Diagnostics must obtain an RSA (Return Service Authorization) number from the SpectRx service center prior to shipment.

II.      INSTRUMENT REPAIR - SERVICE COMMITMENT - YEAR ONE

         Step 1 - Roche Diagnostics receives telephone call from the customer via a service/support "help" line. Customer support determines the failure using the "First Line" troubleshooting guide. Customer support then calls SpectRx to obtain an RSA number for a loaner Instrument. The loaner instrument is shipped by SpectRx to the customer within twenty-four (24) hours of receiving the call from Roche Customer support.

         Step 2 - The customer receives the loaner instrument and ships their defective instrument to SpectRx, utilizing the shipping container from the loaner.

                  NOTE: The shipping carton will be heavy duty and designed for ease of use with sufficient packing for safe shipment of the instruments. Included in the carton will be a supply of shipping instructions, documents, and labels for the customer's use.

         Step 3 - The instrument is received at the SpectRx authorized Service Center.

         Step 4 - The instrument is repaired and checked for proper operation and readied for shipment back to the customer.

         Step 5 - The instrument is returned to the customer.

         Step 6 - The customer receives the repaired instrument and places it into operation. The SpectRx loaner instrument is packaged in the shipping carton and readied for shipment

         Step 7 - The customer ships the instrument back to SpectRx or to another specified location.

                  NOTE: SpectRx will arrange and manage loaner instrument pick up and delivery to/from the customer.

III.     SERVICE DEPOTS

         a) The main Service Center at SpectRx will repair units using new or good-as-new exchange parts with the goal of a one day turnaround for the United States and Canadian markets.

         b) SpectRx will establish a European service depot within 6 months of product launch in Europe to support the European community market. This depot will be furnished with new or reworked subassemblies on an exchange basis, i.e., PC boards, EO bench, etc..

         c) All SpectRx Service Depots will support both the end user of the instrument and the distributors authorized to sell it.

IV.      WARRANTY EXTENSION AGREEMENTS

         Warranty Extension Agreements will be available through SpectRx at $750.00 U.S. per annum. If these agreements are sold "up-front" at point of sale, a 10% discount will be applied. If the agreements are not purchased at point of sale, they may be purchased anytime during the initial warranty period.

V.       OUT OF WARRANTY SERVICE

         a)       Repair time and materials used billed as incurred.

                  1. Customer returns the instrument to the Authorized SpectRx Service depot at their expense.
                  2. Loaner units are available for [ * ]on request with shipping billed to the requesting customer.
                  3. Minimum one-hour bench repair time billable at $[ * ] Additional time will be billed at [ * ] per hour or portion thereof. Hours will be rounded up.
                  4. Parts used will be billed at the standard "cost plus" charge.

         (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                  5. All out of warranty service repairs will carry a minimum 90 day warranty for the same malfunction. Certain repairs may carry a longer warranty at the discretion of SpectRx.

                  6. Service pricing and policy will be reviewed by SpectRx annually and may be adjusted based on the previous years cost/failure data analysis.

VI.      ACCESSORIES

         All accessories to the instrument i.e. printers, data capture devices, and storage peripherals from other manufacturers will be serviced by the brand manufacturer.

VII.     SECOND TIER MARKETS

         SpectRx will offer to all exclusive and non-exclusive distributors outside of the named major markets, exchange loaner instruments for purchase. If a distributor chooses not to stock a loaner instrument(s), the extra cost for expedited shipping of customer instruments needing repair will be the responsibility of the distributor.

Exhibit G

Labeling



115/230 V~ 40 VA 50/60 Hz
Fuse 5 mm x 20 mm 2.5 amp 250 Volt AC Fuse
Co-developed and manufactured by SpectRx Inc. for Roche Diagnostics



In 1/16 inch tall Font

Located above the power cord, fuse and on/off switch on the left side of the instrument

Exhibit H

BMC3-00151-QA